Capital City Bank Group, Inc.

Reports Second Quarter 2014 Results

TALLAHASSEE, Fla. (July 22, 2014) – Capital City Bank Group, Inc. (Nasdaq: CCBG) today reported net income of $1.5 million, or $0.08 per diluted share for the second quarter of 2014 compared to net income of $3.8 million, or $0.22 per diluted share for the first quarter of 2014, and $0.8 million, or $0.05 per diluted share, for the second quarter of 2013. For the first six months of 2014, the Company reported net income of $5.2 million, or $0.30 per diluted share, compared to net income of $1.7 million, or $0.10 per diluted share for the same period in 2013.

Compared to the first quarter of 2014, performance reflects higher noninterest income of $0.6 million and net interest income of $0.1 million that was offset by increases in noninterest expense of $0.7 million, loan loss provision of $0.2 million, and income taxes of $2.1 million.

Compared to the second quarter of 2013, the increase in earnings was due to a lower loan loss provision of $1.0 million and a $1.4 million decrease in noninterest expense, partially offset by lower net interest income of $1.1 million, noninterest income of $0.4 million, and higher income taxes of $0.2 million.

The increase in earnings for the first six months of 2014 versus the comparable period in 2013 was attributable to lower noninterest expense of $4.1 million, a lower loan loss provision of $1.7 million, and lower income taxes of $1.6 million, partially offset by lower net interest income of $2.8 million and noninterest income of $1.1 million.

“Capital City posted solid performance in the second quarter, and our year-to-date numbers are strong,” said William G. Smith, Jr., Chairman, President, and CEO of Capital City Bank Group. “Quarter over quarter, nonperforming assets fell 13.2% and, while it is too early to suggest the loan portfolio has stabilized, it was encouraging to report growth for the second consecutive quarter. Loan growth coupled with additions to our investment portfolio helped stabilize our net interest margin quarter over quarter. Our retail approach to disposing of ORE properties continues to produce positive results. In fact, second quarter ORE sales totaled $8.6 million – our second best quarter to date. Improving our credit quality and stabilizing our loan portfolio remain primary areas of focus in our 2014 strategy, as will continued efforts to right-size our expense base and identify new revenue opportunities. The economic outlook continues to brighten, though the pace of improvement is slow. There is still work to be done, but I am proud of our accomplishments and like our momentum coming out of the first half of 2014.”

The Return on Average Assets was 0.23% and the Return on Average Equity was 2.09% for the second quarter of 2014. These metrics were 0.59% and 5.44% for the first quarter of 2014, and 0.13% and 1.35% for the second quarter of 2013, respectively.

For the first six months of 2014, the Return on Average Assets was 0.41% and the Return on Average Equity was 3.75% compared to 0.13% and 1.36%, respectively, for the first half of 2013.

Discussion of Financial Condition

Average earning assets were $2.261 billion for the second quarter of 2014, a decrease of $7.4 million, or 0.3%, from the first quarter of 2014 and an increase of $54.6 million, or 2.5%, over the fourth quarter of 2013.  The change in earning assets from the first quarter of 2014 reflects a lower level of public fund deposits and problem loan resolution. The increase compared to the fourth quarter of 2013 reflects a higher level of investments and loans, which as funded through growth in deposits.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $408.7 million during the second quarter of 2014 compared to an average net overnight funds sold position of $467.3 million in the first quarter of 2014 and an average overnight funds sold position of $411.6 million in the fourth quarter of 2013.  The lower balance when compared to the first quarter of 2014 primarily reflects higher loan and investment portfolios, and the lower level of public funds. The decrease when compared to the fourth quarter of 2013 reflects an increase in the investment portfolio partially offset by a higher level of public funds.

Slow economic growth and deleveraging by our clients has generated a historically high level of liquidity, which, given the current operating environment, is difficult to profitably deploy without taking inordinate risks. Although we have experienced loan growth in the first half of 2014, where practical, we continue to work to lower the level of overnight funds by adding to our investment portfolio with short-duration, high quality securities and reducing deposit balances. We continue to offer to our clients a fully-insured money market account which is provided by a third party and can serve as an alternative investment for some of our higher balance depositors while at the same time allowing us to maintain the account relationship. Until such time that attractive investment alternatives arise, we will continue to execute these strategies as well as seek other initiatives in an effort to lower our overnight fund balances.

Period end loans increased in each of the last two quarters and, when compared to the first quarter of 2014, average loans increased by $16.5 million, or 1.2%, which represents the first quarter-over-quarter increase in average loans since 2009. The improvement in loans was experienced primarily in the consumer and commercial portfolios. The growth was a result of both an increase in production (which has increased in five of the last six quarters) as well as lower payoffs. Average loans declined by $3.0 million when compared to the fourth quarter of 2013, primarily attributable to lower commercial real estate, which was partially offset by growth in the consumer loan portfolio.

Without compromising our credit standards or taking on inordinate interest rate risk, we have modified several lending programs in our business, commercial real estate and consumer portfolios to try to mitigate the significant impact that consumer and business deleveraging is having on our portfolio. These programs have helped to increase overall production.

Nonperforming assets (nonaccrual loans and OREO) totaled $68.2 million at the end of the second quarter of 2014, a decrease of $10.3 million from the first quarter of 2014 and $16.8 million from the fourth quarter of 2013. Nonaccrual loans totaled $25.7 million at the end of the second quarter of 2014, a decrease of $8.9 million from the first quarter of 2014 and $11.3 million from the fourth quarter of 2013. Nonaccrual loan additions totaled $4.4 million in the second quarter of 2014 and $11.9 million for the first six months of 2014, which compares to $18.5 million for the same period of 2013. The balance of OREO totaled $42.6 million at the end of the second quarter of 2014, representing decreases of $1.5 million from the first quarter of 2014 and $5.5 million from the fourth quarter of 2013. For the second quarter of 2014, we added properties totaling $8.0 million, sold properties totaling $8.6 million, and recorded valuation adjustments totaling $0.8 million. For the first six months of 2014, we have added properties totaling $9.3 million, sold properties totaling $13.2 million, and recorded valuation adjustments totaling $1.6 million. Nonperforming assets represented 2.66% of total assets at June 30, 2014 compared to 2.98% at March 31, 2014 and 3.26% at December 31, 2013.

Average total deposits were $2.110 billion for the second quarter of 2014, a decrease of $15.4 million, or 0.7%, from the first quarter of 2014 and an increase of $58.7 million, or 2.9%, over the fourth quarter of 2013.  The decrease in deposits when compared to the first quarter of 2014 resulted primarily from the reduction in the level of public funds and certificates of deposit. When compared to the fourth quarter of 2013, the increase was a result of higher public funds, noninterest bearing demand and savings accounts, partially offset by lower certificates of deposit and regular NOWs.

Deposit levels remain strong and our mix of deposits continues to improve as higher cost certificates of deposit are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.  Prudent pricing discipline will continue to be the key to managing our mix of deposits.  Therefore, we do not attempt to compete with higher rate paying competitors for deposits.

Average borrowings when compared to the first quarter of 2014 and fourth quarter of 2013 decreased by $5.3 million and $19.8 million, respectively, resulting from payoff/amortization of FHLB advances and lower repurchase agreement balances.

Discussion of Operating Results

Tax equivalent net interest income for the second quarter of 2014 was $18.6 million compared to $18.4 million for the first quarter of 2014 and $19.7 million for the second quarter of 2013.  The increase in tax equivalent net interest income compared to the first quarter of 2014 reflects one additional calendar day, a positive shift in earning asset mix due to growth in the investment and loan portfolios and a reduction in interest expense, partially offset by unfavorable asset repricing. The lower net interest income when compared to the second quarter of 2013 reflects a reduction in loan income primarily attributable to declining loan balances and unfavorable asset repricing, partially offset by a reduction in interest expense and a lower level of foregone interest on loans. For the six months ended June 30, 2014, tax equivalent net interest income totaled $37.0 million compared to $39.8 million for the same period of 2013.

Although the company experienced higher net interest income for the quarter, pressure still remains on net interest income primarily as a result of the low rate environment.  The low rate environment remains favorable to the repricing of deposits, but continues to negatively impact the loan and investment portfolios. Increased lending competition in all markets has also unfavorably impacted the pricing for loans.

Although the impact will be minimal, we will continue our efforts to lower our cost of funds, to the extent we can, and shift the mix of our deposits to help mitigate the unfavorable impact of soft loan demand and unfavorable repricing.

The net interest margin for the second quarter of 2014 at 3.29% was equal to the first quarter of 2014 and represented a decline of 30 basis points from the second quarter of 2013.  Growth in our investment and loan portfolios helped to maintain our margin from the first to second quarter, while the decrease in the margin from the comparable prior year period was attributable to the shift in our earning asset mix and unfavorable asset repricing, partially offset by a lower average cost of funds.

The provision for loan losses for the second quarter of 2014 was $0.5 million compared to $0.3 million for the first quarter of 2014 and $1.5 million for the second quarter of 2013. For the first half of 2014, the loan loss provision totaled $0.8 million compared to $2.5 million for the same period of 2013. The lower level of provision reflects continued favorable problem loan migration and improvement in key credit metrics. Net charge-offs for the second quarter of 2014 totaled $2.1 million, or 0.59% (annualized), of average loans compared to $1.3 million, or 0.39% (annualized), for the first quarter of 2014 and $2.0 million, or 0.54% (annualized), for the second quarter of 2013. For the first half of 2014, net charge-offs totaled $3.4 million, or 0.49% (annualized), of average loans compared to $4.4 million, or 0.60%, for the same period of 2013. At quarter-end, the allowance for loan losses of $20.5 million was 1.45% of outstanding loans (net of overdrafts) and provided coverage of 80% of nonperforming loans compared to 1.57% and 64%, respectively, at March 31, 2014 and 1.65% and 62%, respectively, at December 31, 2013.

Noninterest income for the second quarter of 2014 totaled $13.3 million, an increase of $0.6 million, or 4.4%, over the first quarter of 2014 and a decrease of $0.4 million, or 2.8%, from the second quarter of 2013. The increase over the first quarter of 2014 reflects higher deposit fees of $0.3 million, bank card fees of $0.1 million, mortgage banking fees of $0.1 million, and other income of $0.2 million, partially offset by lower wealth management fees of $0.1 million. Higher overdraft fees and account maintenance fees drove the increase in deposit fees. Bank card fees increased due to higher card spend. The increase in mortgage banking fees was attributable to higher new loan production reflective of a seasonal pickup in home purchase activity as well as a higher margin on sold loans. A higher level of miscellaneous recoveries drove the increase in other income. Compared to the second quarter of 2013, the decrease was primarily due to decreases in data processing fees of $0.3 million and mortgage banking fees of $0.2 million that were partially offset by higher other income of $0.1 million. Data processing fees declined due to a lower level of fees from a government processing contract that ended early in the second quarter of 2014. A lower level of refinancing activity drove the reduction in mortgage banking fees. A higher level of miscellaneous recoveries drove the increase in other income.

For the first half of 2014, noninterest income totaled $26.1 million, a $1.1 million decrease from the same period of 2013 reflective of lower deposit fees of $0.3 million, mortgage banking fees of $0.6 million, and data processing fees of $0.4 million, partially offset by higher bank card fees of $0.1 million and other income of $0.1 million. The decrease in deposit fees was due to a lower level of overdraft fees generally reflective of improved financial management by our clients. A lower level of refinancing activity drove the reduction in mortgage banking fees. Data processing fees declined due to the aforementioned government processing contract that ended during the second quarter of 2014. Higher card spend drove the increase in bank card fees. A higher level of miscellaneous recoveries drove the increase in other income.

Noninterest expense for the second quarter of 2014 totaled $29.1 million, an increase of $0.7 million, or 2.5%, over the first quarter of 2014 reflective of higher OREO expense of $0.9 million, occupancy expense of $0.2 million and other expense of $0.2 million, partially offset by a lower compensation expense of $0.6 million. Excluding OREO expense, noninterest expense declined $0.2 million. A higher level of net losses from the sale of bank owned properties drove the increase in OREO expense. The increase in occupancy expense was partially attributable to higher maintenance costs that were mostly non-routine in nature. Other expense increased due to higher legal fees reflective of an increased level of legal support needed for problem loan resolutions during the quarter. The reduction in compensation expense was due to lower performance compensation (cash incentives), payroll taxes and unemployment taxes. Compared to the second quarter of 2013, noninterest expense decreased by $1.4 million, or 4.6%, attributable to lower compensation expense of $1.4 million (reflecting lower pension expense) and other expense of $0.2 million, partially offset by higher occupancy expense of $0.3 million.

For the first six months of 2014, noninterest expense totaled $57.4 million, a decrease of $4.1 million, or 6.8%, from the same period of 2013 attributable to lower compensation expense of $2.4 million, OREO expense of $1.4 million, and other expense of $0.5 million, partially offset by higher occupancy expense of $0.2 million. Compared to the three and six-month prior year periods, the reduction in compensation expense was primarily attributable to lower pension plan expense and the decline in other expense reflects a decrease in our FDIC insurance fees. Utilization of a higher discount rate for determining pension plan liabilities drove the reduction in pension plan expense and a lower premium favorably impacted FDIC fees. Higher furniture, fixtures, and equipment maintenance costs, a majority of which were non-routine, as well as higher maintenance contract expense related to security upgrades drove the increase in occupancy costs compared to both the three and six-month prior year periods. A lower level of net losses from the sale of bank owned properties and a reduction in property valuation adjustments were the primary reasons for the reduction in OREO expense from the comparable prior year six month period.

We realized income tax expense of $0.7 million for the second quarter of 2014 compared to an income tax benefit of $1.4 million for the first quarter of 2014 and income tax expense of $0.6 million for the second quarter of 2013.  For the first six months of 2014, we realized an income tax benefit of $0.6 million compared to income tax expense of $1.0 million for the same period of 2013. Income taxes for both the three and six-month periods of 2014 were favorably impacted by a $2.2 million state tax benefit attributable to an adjustment in our reserve for uncertain tax positions associated with prior year matters.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $2.6 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company’s bank subsidiary, Capital City Bank, was founded in 1895 and now has 63 full-service offices and 71 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the Company’s need and our ability to incur additional debt or equity financing; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate used for the Company’s loan loss provision and deferred tax valuation allowance; a decrease to the market value of the Company that could result in an impairment of goodwill; legislative or regulatory changes, including the Dodd-Frank Act and Basel III; the strength of the U.S. economy and the local economies where the Company conducts operations; the frequency and magnitude of foreclosure of the Company’s loans; restrictions on our operations, including the inability to pay dividends without our regulators’ consent; the effects of the health and soundness of other financial institutions; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.

EARNINGS HIGHLIGHTS

Unaudited

	Three Months Ended			Six Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2014	Mar 31, 2014	Jun 30, 2013	Jun 30, 2014	Jun 30, 2013

EARNINGS
Net Income	$1,473	$3,751	$843	$5,224	$1,682
Net Income Per Common Share	$0.08	$0.22	$0.05	$0.30	$0.10
PERFORMANCE
Return on Average Assets	0.23%	0.59%	0.13%	0.41%	0.13%
Return on Average Equity	2.09%	5.44%	1.35%	3.75%	1.36%
Net Interest Margin	3.29%	3.29%	3.59%	3.29%	3.61%
Noninterest Income as % of Operating Revenue	42.31%	42.05%	41.68%	42.18%	41.15%
Efficiency Ratio	91.15%	91.02%	91.07%	91.09%	91.87%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	16.85%	16.85%	15.36%	16.85%	15.36%
Total Capital Ratio	18.10%	18.10%	16.73%	18.10%	16.73%
Tangible Common Equity Ratio	7.93%	7.66%	6.64%	7.93%	6.64%
Leverage Ratio	10.70%	10.47%	10.07%	10.70%	10.07%
Equity to Assets	10.97%	10.63%	9.73%	10.97%	9.73%
ASSET QUALITY
Allowance as % of Non-Performing Loans	80.03%	63.98%	65.66%	80.03%	65.66%
Allowance as a % of Loans	1.45%	1.57%	1.89%	1.45%	1.89%
Net Charge-Offs as % of Average Loans	0.59%	0.39%	0.54%	0.49%	0.60%
Nonperforming Assets as % of Loans and ORE	4.67%	5.42%	6.44%	4.67%	6.44%
Nonperforming Assets as % of Total Assets	2.66%	2.98%	3.77%	2.66%	3.77%
STOCK PERFORMANCE
High	$14.71	$14.59	$12.64	$14.71	$12.64
Low	12.60	11.56	10.12	11.56	10.12
Close	14.53	13.28	11.53	14.53	11.53
Average Daily Trading Volume	28,428	35,921	16,366	32,114	19,827

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

Unaudited

	2014		2013
(Dollars in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
ASSETS
Cash and Due From Banks	$63,956	$59,288	$55,209	$51,136	$67,811
Funds Sold and Interest Bearing Deposits	354,233	468,805	474,719	358,869	391,457
Total Cash and Cash Equivalents	418,189	528,093	529,928	410,005	459,268

Investment Securities Available for Sale	275,082	229,615	251,420	271,838	350,614
Investment Securities Held to Maturity	180,393	191,645	148,211	97,309	—
Total Investment Securities	455,475	421,260	399,631	369,147	350,614

Loans Held for Sale	13,040	12,313	11,065	13,822	15,362

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	134,833	138,664	126,607	123,253	126,931
Real Estate - Construction	34,244	36,454	31,012	31,454	35,823
Real Estate - Commercial	518,580	522,019	533,871	570,736	581,501
Real Estate - Residential	298,647	297,842	303,618	305,811	302,254
Real Estate - Home Equity	228,232	226,411	227,922	230,212	232,530
Consumer	181,209	163,768	156,718	148,321	142,620
Other Loans	7,182	7,270	6,074	5,220	5,904
Overdrafts	2,664	2,349	2,782	2,835	2,554
Total Loans, Net of Unearned Interest	1,405,591	1,394,777	1,388,604	1,417,842	1,430,117
Allowance for Loan Losses	(20,543)	(22,110)	(23,095)	(25,010)	(27,294)
Loans, Net	1,385,048	1,372,667	1,365,509	1,392,832	1,402,823

Premises and Equipment, Net	102,141	102,655	103,385	103,702	104,743
Intangible Assets	84,811	84,811	84,843	84,891	84,937
Other Real Estate Owned	42,579	44,036	48,071	53,018	55,087
Other Assets	66,209	67,205	69,471	87,055	89,024
Total Other Assets	295,740	298,707	305,770	328,666	333,791

Total Assets	$2,567,492	$2,633,040	$2,611,903	$2,514,472	$2,561,858

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$689,844	$657,548	$641,463	$626,114	$644,739
NOW Accounts	712,385	775,439	794,746	668,240	706,101
Money Market Accounts	272,255	292,923	268,449	283,338	287,340
Regular Savings Accounts	227,470	225,481	211,668	211,174	204,594
Certificates of Deposit	206,496	212,322	219,922	228,020	228,349
Total Deposits	2,108,450	2,163,713	2,136,248	2,016,886	2,071,123

Short-Term Borrowings	36,732	48,733	51,321	51,918	46,081
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	33,282	33,971	38,043	40,244	41,251
Other Liabilities	44,561	43,856	47,004	91,369	91,227

Total Liabilities	2,285,912	2,353,160	2,335,503	2,263,304	2,312,569

SHAREOWNERS’ EQUITY
Common Stock	174	174	174	173	173
Additional Paid-In Capital	41,628	41,220	41,152	40,481	40,210
Retained Earnings	248,142	247,017	243,614	240,842	239,251
Accumulated Other Comprehensive Loss, Net of Tax	(8,364)	(8,531)	(8,540)	(30,328)	(30,345)

Total Shareowners’ Equity	281,580	279,880	276,400	251,168	249,289

Total Liabilities and Shareowners’ Equity	$2,567,492	$2,633,040	$2,611,903	$2,514,472	$2,561,858

OTHER BALANCE SHEET DATA
Earning Assets	$2,228,339	$2,297,154	$2,274,019	$2,159,680	$2,187,549
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Core Deposits	—	—	—	—	—
Other	—	—	32	80	126
Interest Bearing Liabilities	1,551,507	1,651,755	1,647,036	1,545,821	1,576,601

Book Value Per Diluted Share	$16.08	$16.02	$15.85	$14.44	$14.36
Tangible Book Value Per Diluted Share	11.24	11.17	10.98	9.56	9.47

Actual Basic Shares Outstanding	17,449	17,427	17,361	17,336	17,336
Actual Diluted Shares Outstanding	17,510	17,466	17,443	17,396	17,372

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

Unaudited

						Six Months Ended
	2014		2013			June 30,
(Dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	2014	2013

INTEREST INCOME
Interest and Fees on Loans	$18,152	$18,098	$19,057	$19,264	$19,709	$36,250	$39,863
Investment Securities	939	847	760	717	710	1,786	1,414
Funds Sold	257	291	259	269	279	548	549
Total Interest Income	19,348	19,236	20,076	20,250	20,698	38,584	41,826

INTEREST EXPENSE
Deposits	293	308	314	335	367	601	782
Short-Term Borrowings	17	20	46	46	61	37	143
Subordinated Notes Payable	331	331	400	339	342	662	681
Other Long-Term Borrowings	269	291	320	330	333	560	680
Total Interest Expense	910	950	1,080	1,050	1,103	1,860	2,286
Net Interest Income	18,438	18,286	18,996	19,200	19,595	36,724	39,540
Provision for Loan Losses	499	359	397	555	1,450	858	2,520
Net Interest Income after Provision for Loan Losses	17,939	17,927	18,599	18,645	18,145	35,866	37,020

NONINTEREST INCOME
Deposit Fees	6,213	5,869	6,398	6,474	6,217	12,082	12,382
Bank Card Fees	2,820	2,707	2,656	2,715	2,754	5,527	5,415
Wealth Management Fees	1,852	1,918	2,233	2,130	1,901	3,770	3,816
Mortgage Banking Fees	738	625	654	869	968	1,363	2,011
Data Processing Fees	388	541	689	662	670	929	1,323
Securities Transactions	—	—	3	—	—	—	—
Other	1,336	1,125	1,192	1,176	1,221	2,461	2,313
Total Noninterest Income	13,347	12,785	13,825	14,026	13,731	26,132	27,260

NONINTEREST EXPENSE
Compensation	15,206	15,781	16,583	16,158	16,647	30,987	33,386
Occupancy, Net	4,505	4,298	4,349	4,403	4,161	8,803	8,579
Intangible Amortization	—	32	48	46	48	32	116
Other Real Estate	2,276	1,399	1,251	1,868	2,290	3,675	5,114
Other	7,089	6,856	7,416	7,678	7,318	13,945	14,410
Total Noninterest Expense	29,076	28,366	29,647	30,153	30,464	57,442	61,605

OPERATING PROFIT (LOSS)	2,210	2,346	2,777	2,518	1,412	4,556	2,675
Income Tax Expense (Benefit)	737	(1,405)	5	927	569	(668)	993
NET INCOME	$1,473	$3,751	$2,772	$1,591	$843	$5,224	$1,682

PER SHARE DATA
Basic Income	$0.08	$0.22	$0.16	$0.09	$0.05	$0.30	$0.10
Diluted Income	0.08	0.22	0.16	0.09	0.05	0.30	0.10
Cash Dividend	$0.02	$0.02	$—	$—	$—	$0.04	$0.00
AVERAGE SHARES
Basic	17,427	17,399	17,341	17,336	17,319	17,413	17,311
Diluted	17,488	17,439	17,423	17,396	17,355	17,463	17,364

CAPITAL CITY BANK GROUP, INC.

ALLOWANCE FOR LOAN LOSSES

AND RISK ELEMENT ASSETS

Unaudited

	2014	2014	2013	2013	2013
(Dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$22,110	$23,095	$25,010	$27,294	$27,803
Provision for Loan Losses	499	359	397	555	1,450
Net Charge-Offs	2,066	1,344	2,312	2,839	1,959
Balance at End of Period	$20,543	$22,110	$23,095	$25,010	$27,294
As a % of Loans	1.45%	1.57%	1.65%	1.75%	1.89%
As a % of Nonperforming Loans	80.03%	63.98%	62.48%	60.00%	65.66%

CHARGE-OFFS
Commercial, Financial and Agricultural	$86	$11	$337	$138	$119
Real Estate - Construction	—	—	72	278	110
Real Estate - Commercial	1,029	594	676	882	1,050
Real Estate - Residential	695	731	921	1,178	1,053
Real Estate - Home Equity	375	403	362	362	322
Consumer	421	405	430	674	351
Total Charge-Offs	$2,606	$2,144	$2,798	$3,512	$3,005

RECOVERIES
Commercial, Financial and Agricultural	$45	$75	$33	$87	$38
Real Estate - Construction	1	4	—	1	—
Real Estate - Commercial	152	27	14	167	144
Real Estate - Residential	52	395	179	167	396
Real Estate - Home Equity	65	11	39	13	224
Consumer	225	288	221	238	244
Total Recoveries	$540	$800	$486	$673	$1,046

NET CHARGE-OFFS	$2,066	$1,344	$2,312	$2,839	$1,959

Net Charge-Offs as a % of Average Loans(1)	0.59%	0.39%	0.65%	0.78%	0.54%

RISK ELEMENT ASSETS
Nonaccruing Loans	$25,670	$34,558	$36,964	$41,682	$41,566
Other Real Estate Owned	42,579	44,036	48,071	53,018	55,087
Total Nonperforming Assets	$68,249	$78,594	$85,035	$94,700	$96,653

Past Due Loans 30-89 Days	$5,092	$4,902	$7,746	$8,427	$9,017
Past Due Loans 90 Days or More	—	—	—	—	—
Classified Loans	95,037	107,420	115,630	128,190	153,080
Performing Troubled Debt Restructuring’s	$45,440	$46,249	$44,764	$50,692	$52,729

Nonperforming Loans as a % of Loans	1.81%	2.46%	2.64%	2.91%	2.88%
Nonperforming Assets as a % of
Loans and Other Real Estate	4.67%	5.42%	5.87%	6.38%	6.44%
Nonperforming Assets as a % of Total Assets	2.66%	2.98%	3.26%	3.77%	3.77%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.

AVERAGE BALANCE AND INTEREST RATES(1)

Unaudited

	Second Quarter 2014				First Quarter 2014				Fourth Quarter 2013				Third Quarter 2013				Second Quarter 2013				Jun 2014 YTD				Jun 2013 YTD
(Dollars in thousands)	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,411,988		18,216	5.17%	$1,395,506		18,161	5.28%	$1,414,909		19,121	5.36%	$1,436,039		19,345	5.34%	$1,456,904		19,790	5.45	$1,403,793		$36,377	5.23%	$1,476,559		$40,018	5.47%

Investment Securities
Taxable Investment Securities	345,419		816	0.87	290,942		703	0.88	255,298		608	0.86	232,094		568	0.95	225,770		578	1.02	318,332		1,519	0.84	220,458		1,168	1.03
Tax-Exempt Investment Securities	94,810		188	0.77	114,542		219	0.74	124,501		233	0.74	121,119		223	0.73	104,981		200	0.76	104,621		407	0.75	93,030		374	0.80

Total Investment Securities	440,229	#	1,004	0.91	405,484	#	922	0.91	379,799	#	841	0.88	353,213	#	791	0.89	330,751	#	778	0.94	422,952	#	1,926	0.91	313,488	#	1,542	0.98

Funds Sold	408,668		257	0.25	467,330		291	0.25	411,578		259	0.25	412,138		269	0.26	419,039		279	0.27	437,837		548	0.25	433,650		549	0.26

Total Earning Assets	2,260,885		$19,477	3.46%	2,268,320		$19,374	3.46%	2,206,286		$20,221	3.64%	2,201,390		$20,405	3.68%	2,206,694		$20,847	3.79	2,264,582		$38,851	3.46%	2,223,697		$42,109	3.82%

Cash and Due From Banks	44,115				48,084				48,519				51,640				49,081				46,089				49,875
Allowance for Loan Losses	(22,255)				(23,210)				(25,612)				(27,636)				(29,012)				(22,730)				(29,735)
Other Assets	296,248				305,113				324,460				333,001				337,765				300,656				337,673

Total Assets	$2,578,993				$2,598,307				$2,553,653				$2,558,395				$2,564,528				$2,588,597				$2,581,510

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$724,635		$91	0.05%	$770,302		$104	0.05%	$697,468		$95	0.05%	$676,855		$107	0.06%	$716,459		$124	0.07	$747,343		$195	0.05%	$752,360		$280	0.08%
Money Market Accounts	280,619		50	0.07	274,015		48	0.07	279,608		50	0.07	284,920		53	0.07	289,637		54	0.07	277,335		98	0.07	286,261		108	0.08
Savings Accounts	227,960		28	0.05	218,825		26	0.05	211,761		27	0.05	207,631		26	0.05	202,784		25	0.05	223,418		54	0.05	197,935		48	0.05
Time Deposits	209,558		124	0.24	215,291		130	0.24	224,500		142	0.25	231,490		149	0.26	231,134		164	0.29	212,408		254	0.24	234,768		346	0.30
Total Interest Bearing Deposits	1,442,772	#	293	0.08%	1,478,433	#	308	0.08%	1,413,337	#	314	0.09%	1,400,896	#	335	0.09%	1,440,014	#	367	0.10	1,460,504	#	601	0.08%	1,471,324	#	782	0.11%

Short-Term Borrowings	44,473		17	0.15%	46,343		20	0.18%	58,126		46	0.31%	49,919		46	0.37%	52,399		61	0.47	45,402		37	0.16%	53,819		143	0.54%
Subordinated Notes Payable	62,887		331	2.08	62,887		331	2.10	62,887		400	2.49	62,887		339	2.11	62,887		342	2.15	62,887		662	2.09	62,887		681	2.15
Other Long-Term Borrowings	33,619		269	3.21	37,055		291	3.18	39,676		320	3.19	40,832		330	3.21	40,942		333	3.26	35,328		560	3.19	41,915		680	3.27

Total Interest Bearing Liabilities	1,583,751		$910	0.23%	1,624,718		$950	0.24%	1,574,026		$1,080	0.27%	1,554,534		$1,050	0.27%	1,596,242		$1,103	0.28	1,604,121		$1,860	0.23%	1,629,945		$2,286	0.28%

Noninterest Bearing Deposits	666,791				646,527				637,533				658,602				627,633				656,715				613,886
Other Liabilities	46,105				47,333				88,095				93,642				90,168				46,716				87,656

Total Liabilities	2,296,647				2,318,578				2,299,654				2,306,778				2,314,043				2,307,552				2,331,487

SHAREOWNERS’ EQUITY:	282,346				279,729				253,999				251,617				250,485				281,045				250,023

Total Liabilities and Shareowners’ Equity	$2,578,993				$2,598,307				$2,553,653				$2,558,395				$2,564,528				$2,588,597				$2,581,510

Interest Rate Spread			$18,567	3.22%			$18,424	3.23%			$19,141	3.36%			$19,355	3.41%			$19,744	3.51			$36,991	3.23%			$39,823	3.54%

Interest Income and Rate Earned(1)			19,477	3.46			19,374	3.46			20,221	3.64			20,405	3.68			20,847	3.79			38,851	3.46			42,109	3.82
Interest Expense and Rate Paid(2)			910	0.16			950	0.17			1,080	0.19			1,050	0.19			1,103	0.20			1,860	0.17			2,286	0.21

Net Interest Margin			$18,567	3.29%			$18,424	3.29%			$19,141	3.45%			$19,355	3.49%			$19,744	3.59			$36,991	3.29%			$39,823	3.61%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.

(2) Rate calculated based on average earning assets.